UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement

On June 24, 2010, Cybex International, Inc. (the “Company” or “Cybex”) and RBS Citizens, National Association (“Citizens”) entered into a Modification Agreement, dated June 24, 2010, amending and modifying the Loan Agreement dated as of October 17, 2006, which provided for a real estate loan advanced in 2007 (as heretofore amended, the “Loan Agreement”), and the Credit Agreement dated July 2, 2008, which provides for a revolving line of credit (as heretofore amended, the “Credit Agreement”). The Modification Agreement amends a financial covenant contained in the Loan Agreement and Credit Agreement.

On June 24, 2010, the Company entered into a Master Lease Agreement dated June 24, 2010 (the “RBS Lease Facility”) with RBS Asset Finance, Inc. (“RBS”), pursuant to which $4,998,783.10 of equipment lease financing was advanced the same day. Proceeds of the advance were used to retire in full equipment term loans and related obligations to Wachovia Bank, National Association, as described in Item 1.02 below. The RBS Lease Facility will bear interest at a floating rate equal to LIBOR plus 3% and will be retired by 60 equal monthly payments of fixed rent plus interest. Amounts outstanding under the RBS Lease Facility are secured by the equipment described in the applicable Lease Schedule and are further secured by a junior lien on Cybex’s accounts receivable and inventory.

RBS and Citizens are affiliates. There are no material relationships between Cybex or its affiliates and Citizens or RBS or their respective affiliates, other than in respect to the transactions contemplated by the Credit Agreement, the Loan Agreement, the RBS Lease Facility and other standard banking arrangements.

Item 1.02	Termination of a Material Definitive Agreement

On June 24, 2010, the Company refinanced in full the equipment term loans outstanding under the Loan Agreement dated July 30, 2007, as amended and supplemented (the “Loan Agreement”), with Wachovia Bank, National Association (“Wachovia”), and terminated a related interest rate swap. The Loan Agreement and interest rate swap agreement were simultaneously terminated.

There are no material relationships between the Company or its affiliates and Wachovia or its affiliates, other than in respect to the transactions contemplated by the Loan Agreement, the interest rate swap agreement and other standard banking arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2010

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/S/ JOHN AGLIALORO
Name:	John Aglialoro
Title:	Chief Executive Officer